EXHIBIT 16

Deloitte and Touche LLP

September 12, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, NW

Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of Dotronix, Inc.’s Form 8-K dated September 12, 2003 and have the following comments:

1.                         We agree with the statements made in the first sentence of the first paragraph, and all of the second and third paragraphs.

2.                           We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph and the fourth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP